STMicroelectronics to Acquire Genesis Microchip:

A Leading Supplier of Display Image Processors

Important Information

The tender offer described herein has not commenced. This announcement and the description contained herein are provided for informational purposes only and are neither an offer to purchase nor a solicitation of an offer to sell any securities of Genesis Microchip Inc. Any offers to purchase or solicitations of offers to sell will be made only pursuant to the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) which will be filed with the U.S. Securities and Exchange Commission ("SEC") by Sophia Acquisition Corp., a wholly owned subsidiary of STMicroelectronics. In addition, Genesis Microchip Inc. will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Tender Offer. Genesis Microchip's shareholders are advised to read these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety because they contain important information.

Genesis Microchip Inc.'s shareholders may obtain copies of these documents (when they become available) for free at the SEC's website at www.sec.gov or from STMicroelectronics Investor Relations Department, 780 Third Ave, 9th Floor, New York, NY 10017.

Agenda

- **Highlights of the Transaction**
- **Genesis Overview**
- **Timetable**

STMicroelectronics to Acquire Genesis Microchip

- **Genesis is a leading global supplier of Display Image Processors with annual sales of approximately $200 MM**
- **All-cash offer of $8.65 per share implying a total equity value of approximately $336 MM**
  - Premium of 60% to Geneva's closing stock price on December 10, 2007 and 26% to the proceeding 60 day average stock price
  - As of September 30, 2007, Geneva had a net cash position of $183 million
- **Achieves ST's strategy to become a leader in DTV, the fastest growth market segment in consumer semiconductors**
- **Synergies from sales leverage, scale, cost savings and best in class R&D capabilities**
- **Acquisition expected to close in Q1 2008**

Strategic Rationale

- **Combining two leading technologies (image quality and image coding) enables ST to be at the forefront of the integration and convergence trends that are reshaping the marketplace**
- **Natural strategic fit and combination of complementary technologies**
  – ST is a leader in digital consumer technologies, with a strong position in set-top box compression and decompression technologies and "front end" processing technologies in digital TV
  – Genesis is a leader in "back-end" image processing, video quality and digital interconnect technologies
- **Combined company will be able to offer best-in-class integrated DTV processing solutions that our customers are increasingly demanding**

ST to expand technology capability in digital multimedia applications

Goals for Acquisition

- **Deliver best in class image quality in all integrated DTV solutions**
- **Leverage both companies' expertise and engineering talent**
- **Ensure expanded market presence-both current and future generation DTV solutions**
  - Exploit technology leadership: video processing chain 1080p120Hz
    - Look for techno proven on field at lower resolution (768p120 & scaler 1080p60)
    - Recognized as a reference on the market
  - Fast execution capability at platform level
  - One chip MPEG2/4 with MCTi 10 bit design win
  - Competitive product cost (65-45 nm, limited IP licenses…)
- **Accelerate the penetration of DisplayPort, an innovative technology for display interconnect, into the consumer electronics market by leveraging ST's leading position in the set-top box market**

ST to strengthen its leadership position in the DTV market

Genesis Microchip Company Highlights

- Founded as a Canadian company in 1987, headquartered in Santa Clara, California. A fabless company with 650 employees- of which over half are R&D personnel
- NASDAQ listed company ("GNSS") with a market capitalization of approx $200 MM, LTM revenues of $191 MM, net cash position of $183 MM
- Design centers in Santa Clara, Toronto, Bangalore and Taipei
- 210 US and foreign patents
- Leader in display image and video processors in flat-panel TV's LCD monitors and the primary driver of DisplayPort digital interconnect standards
- Key customers include LG, Toshiba, Samsung and Dell

Genesis Attributes

- **Leader in Image Quality and Video Processing IP**
  - Acquiring a "back-end" image processing company is of strategic importance and offers significant benefits to DTV roll-out
- **Comprehensive Product Portfolio**
  - LCD Monitor Controllers
  - Flat Panel TV Controllers
  - Digital TV Controllers
  - DisplayPort digital interconnect IC's
- **Tier One Customers for one chip DTV in 08-09**
- **Strong platform and system knowledge for flat panel displays**
- **Proven Leadership in customer support**
- **Strong management team**
  - Excellent knowledge of the DTV market
  - Depth of R&D capabilities
  - Shared vision with ST on future requirements of DTV product offerings

Blue Chip Customer Base

- **The company's major customers include LG Electronics, Toshiba, Samsung and Dell**
- **Top five customers accounted for 52% of the total revenues for fiscal year 2007**

Flat Panel Computer Monitors

lenovo
AOC EYES VALUE
BenQ
DELL
KONKA
FUJITSU
Gateway
SAMSUNG
PHILIPS
hp invent
InnoLux
SONY
ViewSonic
LITEON
NEC
LEGEND

Television & Video

NEC
KONKA
LG
Haier
SHARP
DELL
Hisense
SKYWORTH
CHANGHONG
SAMSUNG
Westinghouse
TTE
ZENITH
SONY
TOSHIBA
FUJITSU
EIZO

Source: Company information, broker note

Expected Timetable

Expected Date	Milestone
December 11, 2007	• Announcement
December 18, 2007	• Filing of tender offer
December 20, 2007	• HSR filing and review
Q1 2008	• Closure of tender offer

Q&A

Forward Looking Statements

Some of the statements contained in this presentation that are not historical facts are statements of future expectations and other forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 or Section 21E of the Securities Exchange Act of 1934, each as amended) based on STMicroelectronics's management's current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those in such statements due to, among other factors:

future developments of the world semiconductor market, in particular the future demand for semiconductor products in the key application markets and from key customers served by STMicroelectronics's products; pricing pressures, losses or curtailments of purchases from key customers all of which are highly variable and difficult to predict; the financial impact of obsolete or excess inventories if actual demand differs from STMicroelectronics's anticipations; the impact of intellectual property claims by STMicroelectronics's competitors or other third parties, and STMicroelectronics's ability to obtain required licenses on reasonable terms and conditions; changes in the exchange rates between the US dollar and the Euro, and the currencies of the other major countries in which STMicroelectronics has operating infrastructure; STMicroelectronics's ability to manage in an intensely competitive and cyclical industry, where a high percentage of its costs are fixed and difficult to reduce in the short term, including its ability to adequately utilize and operate its manufacturing facilities at sufficient levels to cover fixed operating costs; STMicroelectronics's ability to close, as currently planned and scheduled, its agreement with Intel and Francisco Partners concerning the creation of a new independent Flash memory company to be named "Numonyx" if the financial, business or other conditions to Closing as contractually provided are not met; and the estimated loss of $857 million posted so far, in relation to its Flash memory business, may materially change at Closing as a result of developments in the Flash memory business; STMicroelectronics's ability in an intensively competitive environment, to secure customer acceptance and to achieve its pricing expectations for high-volume supplies of new products in whose development STMicroelectronics has been, or is currently, investing; the attainment of anticipated benefits of research and development alliances and cooperative activities, as well as the uncertainties concerning the modalities, conditions and financial impact beyond 2007 of future R&D activities in Crolles2; the ability of STMicroelectronics's suppliers to meet its demands for supplies and materials and to offer competitive pricing; significant differences in the gross margins STMicroelectronics achieves compared to expectations, based on changes in revenue levels, product mix and pricing, capacity utilization, variations in inventory valuation, excess or obsolete inventory, manufacturing yields, changes in unit costs, impairments of long-lived assets (including manufacturing, assembly/test and intangible assets) and the timing and execution of STMicroelectronics's manufacturing investment plans and associated costs, including start-up costs; changes in the economic, social or political environment, including military conflict and/or terrorist activities, as well as natural events such as severe weather, health risks, epidemics or earthquakes in the countries in which STMicroelectronics, its key customers and its suppliers, operate; changes in STMicroelectronics's overall tax position as a result of changes in tax laws or the outcome of tax audits, and its ability to accurately estimate tax credits, benefits, deductions and provisions and to realize deferred tax assets; the outcome of litigation; the results of actions by STMicroelectronics's competitors, including new product offerings and its ability to react thereto. the timing and completion of an all cash tender offer for the outstanding shares of Genesis, the ability to complete the tender offer and subsequent merger on the terms contemplated, and the anticipated impact of the acquisition on STMicroelectronics's operations and financial results.

Such forward-looking statements are subject to various risks and uncertainties, which may cause actual results and performance of STMicroelectronics's business to differ materially and adversely from the forward-looking statements. Certain such forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "may", "will", "should", "would be" or "anticipates" or similar expressions or the negative thereof or other variations thereof, or by discussions of strategy, plans or intentions. Some of the risk factors STMicroelectronics faces are set forth and are discussed in more detail in "Item 3. Key Information—Risk Factors" included in STMicroelectronics's Annual Report on Form 20-F for the year ended December 31, 2006, as filed with the SEC on March 14, 2007. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this release as anticipated, believed or expected. STMicroelectronics does not intend, and does not assume any obligation, to update any information or forward-looking statements set forth in this release to reflect subsequent events or circumstances.

Unfavorable changes in the above or other factors listed under "Risk Factors" from time to time in STMicroelectronics's SEC filings, including its Form 20-F, could have a material adverse effect on STMicroelectronics's results of operations or financial condition.